Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-238458

August 18, 2022

$1,250,000,000
4.750% FIXED RATE SENIOR NOTES DUE 2024
PRICING TERM SHEET

Issuer:	Credit Suisse AG, acting through its New York Branch
Note Type:	Fixed Rate Senior Notes
Format:	SEC Registered
Expected Issue Ratings(1):	A2 (Negative) by Moody’s / A (Negative) by S&P / BBB+ (Negative) by Fitch
Minimum Denomination:	$250,000 x $1,000
Trade Date:	August 18, 2022
Settlement Date(2):	August 23, 2022 (T+3)
Maturity Date:	August 9, 2024
Principal Amount:	$1,250,000,000
Benchmark US Treasury:	UST 3.000% due July 31, 2024
Benchmark US Treasury Yield:	3.212%
Spread to Benchmark:	+155bps
Reoffer Yield:	4.762%
Coupon:	4.750%
Public Offering Price:	99.980%
Interest Payment Dates:	February 9 and August 9 of each year, beginning on February 9, 2023 (short first interest period) and ending on the Maturity Date
Day Count:	30/360
CUSIP:	22550L2J9
ISIN:	US22550L2J94
Concurrent Debt Offering:	The Issuer is concurrently offering $1,250,000,000 Fixed Rate Senior Notes due 2027
Sole Bookrunner:	Credit Suisse Securities (USA) LLC
Senior Co-Managers:	ING Financial Markets LLC
TD Securities (USA) LLC
Co-Managers:	Academy Securities, Inc.
AmeriVet Securities, Inc.
CastleOak Securities, L.P.
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

(2) It is expected that delivery of the Fixed Rate Senior Notes will be made against payment therefor on or about the settlement date specified on this communication, which will be the third business day following the date of pricing of the Fixed Rate Senior Notes (this settlement cycle being referred to as ‘‘T+3’’). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Fixed Rate Senior Notes prior to their date of delivery may be required, by virtue of the fact that the Fixed Rate Senior Notes initially will settle in T+3 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Fixed Rate Senior Notes who wish to trade Fixed Rate Senior Notes prior to their date of delivery should consult their own advisor.

The Issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

Changes to Preliminary Pricing Supplement

1.	The Issuer is not offering any of the Floating Rate Notes contemplated in its preliminary pricing supplement dated August 18, 2022.
2.	Additional conforming changes will be made throughout the Issuer's final pricing supplement to reflect the change described above.

Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration Statement No. 333-238458

August 18, 2022

$1,250,000,000
5.000% FIXED RATE SENIOR NOTES DUE 2027
PRICING TERM SHEET

Issuer:	Credit Suisse AG, acting through its New York Branch
Note Type:	Fixed Rate Senior Notes
Format:	SEC Registered
Expected Issue Ratings(1):	A2 (Negative) by Moody’s / A (Negative) by S&P / BBB+ (Negative) by Fitch
Minimum Denomination:	$250,000 x $1,000
Trade Date:	August 18, 2022
Settlement Date(2):	August 23, 2022 (T+3)
Maturity Date:	July 9, 2027
Principal Amount:	$1,250,000,000
Benchmark US Treasury:	UST 2.750% due July 31, 2027
Benchmark US Treasury Yield:	3.020%
Spread to Benchmark:	+205bps
Reoffer Yield:	5.070%
Coupon:	5.000%
Public Offering Price:	99.707%
Interest Payment Dates:	January 9 and July 9 of each year, beginning on January 9, 2023 (short first interest period) and ending on the Maturity Date
Day Count:	30/360
CUSIP:	22550L2K6
ISIN:	US22550L2K67
Concurrent Debt Offering:	The Issuer is concurrently offering $1,250,000,000 Fixed Rate Senior Notes due 2024
Sole Bookrunner:	Credit Suisse Securities (USA) LLC
Senior Co-Managers:	ING Financial Markets LLC
TD Securities (USA) LLC
Co-Managers:	Academy Securities, Inc.
AmeriVet Securities, Inc.
CastleOak Securities, L.P.
R. Seelaus & Co., LLC
Samuel A. Ramirez & Company, Inc.

(1) A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

(2) It is expected that delivery of the Fixed Rate Senior Notes will be made against payment therefor on or about the settlement date specified on this communication, which will be the third business day following the date of pricing of the Fixed Rate Senior Notes (this settlement cycle being referred to as ‘‘T+3’’). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Fixed Rate Senior Notes prior to their date of delivery may be required, by virtue of the fact that the Fixed Rate Senior Notes initially will settle in T+3 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Fixed Rate Senior Notes who wish to trade Fixed Rate Senior Notes prior to their date of delivery should consult their own advisor.

The Issuer has filed a registration statement, including a prospectus and a prospectus supplement with the SEC, for the offering to which this communication relates. Before you invest, you should read each of these documents and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037.

Changes to Preliminary Pricing Supplement

1.	The Issuer is not offering any of the Floating Rate Notes contemplated in its preliminary pricing supplement dated August 18, 2022.
2.	Additional conforming changes will be made throughout the Issuer's final pricing supplement to reflect the change described above.